Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports First Quarter 2013 Results

— Company Provides Outlook for Second Quarter 2013 —

New York, NY, June 6, 2013 – ANN INC. (NYSE: ANN) today reported results for the fiscal first quarter of 2013, ended May 4, 2013. The Company also provided its outlook for the second quarter and the full year of fiscal 2013.

For the fiscal first quarter of 2013, the Company reported earnings per diluted share of $0.44 compared with earnings per diluted share of $0.58 in the first quarter of 2012.

Kay Krill, President and CEO commented, “As previously noted, our first quarter performance reflected the impact of unseasonably cold weather, which negatively affected sales of warm weather product, primarily at LOFT. As a result, we were more promotional than planned to clear through inventory in advance of second quarter deliveries.

“The onset of more seasonable weather in May resulted in positive comparable sales performance at both brands and in all channels for the month, and we are on track to achieve higher profitability and positive comp performance at both brands for the second quarter.

“Looking ahead, we are well-positioned to deliver another consecutive year of profitable growth for ANN INC., driven by the success of our strategic initiatives and strong performance at both brands,” Ms. Krill concluded.

Fiscal 2013 First Quarter Results

Total net sales for the first quarter of fiscal 2013 were $574.5 million, compared with net sales of $560.4 million in the first quarter of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand totaled $219.3 million in the first quarter of 2013, compared with net sales of $212.4 million in the first quarter of 2012. At the LOFT brand, net sales across all channels were $355.2 million in the first quarter of 2013, compared with net sales of $348.0 million in the first quarter of 2012.

Total Company comparable sales for the quarter decreased 0.5% versus the first quarter of 2012. At Ann Taylor, total brand comparable sales increased 1.9%, reflecting an increase of 6.2% at Ann Taylor, partially offset by a decrease of 5.8% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales decreased 1.9%, reflecting decreases of 0.9% at LOFT and 7.9% at LOFT Outlet. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales was 55.8%, versus the 56.6% gross margin rate achieved in the first quarter of 2012, reflecting an overall increase in merchandise margin rate, offset by the effect of higher shipping costs associated with multi-channel sales. The merchandise margin rate improvement reflected stronger performance at Ann Taylor as well as the factory outlet channels for both brands, partially offset by lower performance at LOFT, compared with the first quarter of 2012.

Selling, general and administrative expenses for the first quarter of 2013 were $286.7 million, versus $272.0 million reported in the first quarter of 2012. As a percentage of net sales, selling, general and administrative expenses were 49.9%, reflecting the impact of increased expenses associated with our year-over-year store growth and increased investments in marketing and other expenses to support the expansion of our business.

The Company reported operating income of $33.9 million for the quarter, compared with operating income of $45.4 million in the first quarter of 2012. Net income for the first quarter was $20.9 million, or $0.44 per diluted share, compared with net income of $28.7 million, or $0.58 per diluted share in the first quarter of 2012.

The Company ended the quarter with approximately $80 million in cash.

Total inventory per square foot at the end of the first quarter increased 6% versus year-ago, reflecting a 3% increase at Ann Taylor, a 13% increase at LOFT and a 3% decrease in the factory/outlet channel. The increase at LOFT reflects the impact of a timing shift in the receipt of a Summer merchandise delivery versus last year.

During the first quarter of fiscal 2013, the Company opened 13 new stores, comprised of one Ann Taylor store, one Ann Taylor Factory store, nine LOFT stores and two LOFT Outlet stores, and closed three Ann Taylor stores and five LOFT stores. Our total store count at the end of the fiscal first quarter of 2013 was 989, comprised of 273 Ann Taylor stores, 516 LOFT stores, 102 Ann Taylor Factory stores and 98 LOFT Outlet stores.

Outlook for Fiscal Second-Quarter and Full-Year 2013

For the fiscal second quarter of 2013, the Company expects total net sales to be $640 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to be 55.0%. Selling, general and administrative expenses are estimated to approach $300 million.

In terms of the full year, the Company provided the following outlook:

•	The Company currently expects fiscal 2013 total net sales to be $2.54 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be 54.5%.

•	Total SG&A expenses in fiscal 2013 are expected to be $1.21 billion.

•	The Company’s effective tax rate is expected to be approximately 41%.

•	Capital expenditures are expected to be approximately $165 million.

•

Total weighted average square footage for fiscal 2013 is expected to increase approximately 4%, reflecting the opening of approximately 65 new stores, partially offset by the impact of store downsizes, primarily at Ann Taylor, and approximately 30 store closures. The Company expects to have approximately 1,020 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of May 4, 2013, the Company operated 989 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain the value of its brands and engage new and existing clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, acts of war or terrorism in the United States or worldwide, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the effect of competitive pressures from other retailers;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes;

•

the Company’s dependence on shopping malls and other retail centers to attract customers and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change and extreme or unseasonable weather conditions on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended May 4, 2013 and April 28, 2012

(unaudited)

Table 1.

	Quarter Ended
	May 4, 2013	April 28, 2012
	(in thousands, except per share amounts)

Net sales	$574,506	$560,411
Cost of sales	253,941	243,040

Gross margin	320,565	317,371
Selling, general and administrative expenses	286,653	272,018

Operating income	33,912	45,353
Interest and investment income/(expense), net	87	220
Other non-operating income/(expense), net	54	—

Income before income taxes	34,053	45,573
Income tax provision	13,141	16,841

Net income	$20,912	$28,732

Earnings per share:

Basic earnings per share	$0.45	$0.59

Weighted average shares outstanding	46,079	47,922

Diluted earnings per share	$0.44	$0.58

Weighted average shares outstanding, assuming dilution	46,540	48,677

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

May 4, 2013, February 2, 2013 and April 28, 2012

(unaudited)

Table 2.

	May 4, 2013	February 2, 2013	April 28, 2012
	(in thousands, except share amounts)
Assets
Current assets
Cash	$80,482	$167,011	$106,154
Accounts receivable	32,414	17,856	29,783
Merchandise inventories	265,836	216,848	243,516
Refundable income taxes	9,661	9,201	9,240
Deferred income taxes	30,443	30,397	31,891
Prepaid expenses and other current assets	69,651	64,716	63,123

Total current assets	488,487	506,029	483,707
Property and equipment, net	411,573	409,703	361,646
Deferred income taxes	1,931	7,841	23,579
Other assets	19,205	18,632	13,606

Total assets	$921,196	$942,205	$882,538

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$108,568	$105,691	$103,628
Accrued salaries and bonus	18,624	23,969	18,770
Current portion of long-term performance compensation	18,178	34,233	29,151
Accrued tenancy	37,256	38,647	41,951
Gift certificates and merchandise credits redeemable	39,840	47,268	43,259
Accrued expenses and other current liabilities	83,567	86,946	68,242

Total current liabilities	306,033	336,754	305,001
Deferred lease costs	163,645	162,620	158,866
Deferred income taxes	2,963	228	1,367
Long-term performance compensation, less current portion	11,330	26,368	17,902
Other liabilities	29,308	31,125	28,555

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	748,245	768,215	767,351
Retained earnings	697,754	676,842	602,990
Accumulated other comprehensive loss	(4,660)	(4,497)	(5,223)
Treasury stock, 35,411,598, 35,958,318 and 33,790,075 shares, respectively, at cost	(1,033,983)	(1,056,011)	(994,832)

Total stockholders’ equity	407,917	385,110	370,847

Total liabilities and stockholders’ equity	$921,196	$942,205	$882,538

ANN INC.

Brand Sales and Store Data

For the Quarters Ended May 4, 2013 and April 28, 2012

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	May 4, 2013		April 28, 2012
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$150,783	6.2%	$142,211	(10.3)%
Ann Taylor Factory	68,484	(5.8)%	70,165	0.7%

Total Ann Taylor brand	$219,267	1.9%	$212,376	(6.9)%

LOFT brand
LOFT (3)	$298,497	(0.9)%	$298,874	12.0%
LOFT Outlet	56,742	(7.9)%	49,161	6.1%

Total LOFT brand	$355,239	(1.9)%	$348,035	11.3%

Total Company	$574,506	(0.5)%	$560,411	3.8%

	Quarter Ended
Stores And Square Footage	May 4, 2013		April 28, 2012
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	273	1,375	274	1,416
Ann Taylor Factory	102	698	99	691

Total Ann Taylor brand	375	2,073	373	2,107

LOFT brand
LOFT	516	2,965	500	2,898
LOFT Outlet	98	661	74	519

Total LOFT brand	614	3,626	574	3,417

Total Company	989	5,699	947	5,524

Number of:
Stores open at beginning of period	984	5,685	953	5,584
New stores	13	66	7	36
Downsized stores (4)	—	(6)	—	(25)
Closed stores	(8)	(46)	(13)	(71)

Stores open at end of period	989	5,699	947	5,524

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During the quarter ended May 4, 2013, the Company downsized two Ann Taylor stores, one Ann Taylor Factory store and two LOFT stores. During the quarter ended April 28, 2012, the Company downsized three Ann Taylor stores, three Ann Taylor Factory stores, one LOFT store and one LOFT Outlet store.